Exhibit 99.1

                 ESI Announces Second Quarter Results,
          Reports Strongest Shipments and Revenue Since 2001


    PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 24, 2007--Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading provider of world-class photonic and laser micro-engineering systems, today announced results for its fiscal 2008 second quarter, representing the three-month period of July 1, 2007 through September 29, 2007. Due to the change in the fiscal year, comparisons are made to the fourth quarter of fiscal 2007, which was the last full three-month fiscal period for the company. All results include the impact of the acquisition of New Wave Research, Inc. (NWR) on July 20, 2007.

    Q2 2008 to Q4 2007 Comparisons

    Second quarter sales were $82.3 million, representing a 15% increase from the fourth quarter and the highest quarterly revenue level since fiscal 2001. Operating income for the quarter was $7.5 million, including the impact of $4.3 million of purchase accounting adjustments related to the purchase of NWR. Excluding the impact of purchase accounting adjustments, operating income was $11.8 million, compared to $10.5 million for the fourth quarter of fiscal 2007. Second quarter net income was $5.5 million, or $0.19 per diluted share. Without the impact of purchase accounting, net income was $9.8 million, or $0.34 per diluted share, compared with net income of $7.9 million, or $0.27 per diluted share, in the fourth quarter.

    Second quarter orders were $74.4 million, up 3% compared with $72.3 million in the fourth quarter of 2007. Orders exceeded $70 million for the third consecutive quarter and represented the highest amount booked since the fourth quarter of 2004. Orders for the second quarter reflected an increase from the fourth quarter in the passive component and interconnect market segments. Semiconductor orders were down from the fourth quarter due to the timing of customer purchases in June.

    "The second quarter of 2008 represented another successful period for ESI," noted Nick Konidaris, ESI president and CEO. "In addition to achieving the highest quarterly shipment and revenue results since 2001, we recorded the highest order level since the fourth quarter of 2004. Our interconnect segment reported the second consecutive record breaking quarter for orders and the passive component group achieved the highest order levels since 2001. In our semiconductor segment, we received multiple orders for our newest memory repair system, the 9850 UV. In late July, we concluded the purchase of NWR and the partial quarter results from this acquisition contributed to the strong success of the quarter."

    Gross margin for the second quarter was 45%, including the impact of $1.1 million in purchase accounting charges to cost of goods sold. Excluding the impact of purchase accounting, gross margin for the second quarter was 46%, consistent with the fourth quarter of fiscal 2007.

    Operating expenses were $29.3 million including the impact of $3.2 million in purchase accounting charges. Approximately $2.8 million of the purchase accounting charges consisted of the write-off of in-process research and development. Excluding the impact of purchase accounting, operating expenses for the quarter were $26.1 million, compared to $22.8 million in the fourth quarter of fiscal 2007. The increase in expense levels compared to the fourth quarter was due to the addition of NWR.

    Second quarter interest and other income of $2.1 million was down compared to the fourth quarter. The decline was primarily due to lower average cash balances resulting from the purchase of NWR and the impact of our stock repurchase program.

    Income tax expense for the second quarter was $4.1 million, an effective tax rate of 42%. The increase in tax rate over fiscal 2007 was due to the impact of non-deductible purchase accounting charges.

    YTD Results

    Year to date results, which represent the period June 3, 2007 to September 29, 2007, were as follows: orders totaled $99 million; shipments were $104 million; and revenue was $99 million. Net income, including purchase accounting adjustments, was approximately $7 million, or $0.24 per diluted share. These results include NWR activity from the date of acquisition on July 20, 2007 through September 29, 2007 as follows: orders of $6 million; shipments of $6 million; and revenue of $5 million.

    Financial Position Overview

    Cash and investments were $179 million, down $49 million from the fourth quarter of fiscal 2007. The decrease was primarily the result of the $36 million net cash investment for the acquisition of NWR and $25 million in stock repurchases for the four month period. Cash generated from operations was $8 million for the second quarter and $12 million year-to-date.

    Accounts receivable were $56 million, including $5 million from NWR, down slightly compared to the end of the fourth quarter.

    Inventories of $92 million increased $11 million from the fourth quarter. Approximately half of the increase was due to the acquisition of NWR inventory. The remaining increases were primarily due to the ramp in activity surrounding demand for passive component and interconnect products.

    Deferred revenue increased from the fourth quarter to $19 million due to customer-specific acceptance criteria on orders that shipped late in the quarter.

    Konidaris added, "For the third quarter, we expect shipments and revenue to be approximately $73 to $83 million. The gross margin percentage is expected to be approximately 44 percent due to changes in product mix in the third quarter and the impact of purchase accounting adjustments. Purchase accounting amortization is expected to impact third quarter margins by $500 thousand. Excluding the impact of purchase accounting, margins are estimated at approximately 45 percent. Operating expenses are expected to range from $26 to $28 million for the quarter, including $1 million of integration costs and $500 thousand in purchase accounting amortization. We estimate net interest and other income will be approximately $1.7 million. The effective tax rate is anticipated to be approximately 37%, or 32% excluding the impact of purchase accounting.

    "Although our business is cyclical in nature, our long-term focus and investment in the development of new products and applications has resulted in a more diversified business structure for ESI. We expect demand for our new products in the semiconductor segment, particularly from our dual beam IR and UV tools, will remain healthy in the near-term. We expect demand for products in both our passive component and interconnect & micro-machining groups to remain strong. In addition, new product offerings from our New Wave division are expected to further expand our growth potential going forward."

    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.

    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). The conference ID number is 19636145. A live audio Web cast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through November 7, 2007 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants). The audio replay will also be available on the ESI Web site.

    About ESI

    ESI is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company's industry-leading, application-specific products enhance electronic-device performance in three key sectors -- semiconductors, components and electronic interconnect -- by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, the impact of the NWR acquisition, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the company's ability to successfully integrate NWR; the risk of disruptions to the business of NWR resulting from the acquisition; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.



                 Electro Scientific Industries, Inc.

                           FY 2008 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:                      Three Months       Four Months
                                            Ended             Ended
                                    ---------------------  -----------

                                    Sep. 29,    Sep. 2,     Sep. 29,
                                       2007        2006        2007
                                    ---------------------  -----------

Net sales                            $  82,318  $  60,368   $   99,279
Cost of sales                           45,509     34,103       54,395
                                      --------   --------    ---------
Gross profit                            36,809     26,265       44,884
Operating expenses:
 Selling, service and
  administration                        15,380     10,764       19,125
 Research, development and
  engineering                           11,093      9,304       13,979
 Write-off of acquired in-
  process research &
  development                            2,800          -        2,800
                                      --------   --------    ---------
 Total operating expenses               29,273     20,068       35,904
                                      --------  ---------    ---------
Operating income                         7,536      6,197        8,980
Interest and other income, net           2,060      2,812        2,876
                                      --------   --------    ---------
Income before income taxes               9,596      9,009       11,856
Provision for income taxes               4,066      2,807        4,908
                                      --------   --------    ---------
 Net income                          $   5,530  $   6,202   $    6,948
                                      ========  =========    =========

Net income per share - basic         $    0.20  $    0.21   $     0.25
                                      ========  =========    =========

Net income per share - diluted       $    0.19  $    0.21   $     0.24
                                      ========  =========    =========

Reconciliation of GAAP Net
 Income to Non-GAAP Net
 Income:
(Presented to aid comparison
 of net income to periods
 prior to the acquisition of
 New Wave Research, Inc.)
 GAAP net income                     $   5,530              $    6,948
 Amortization of acquisition-
  related FMV adjustments
  included in cost of sales                888                     888
 Amortization of acquisition-
  related intangibles included
  in cost of sales                         222                     222
                                      --------               ---------
      Subtotal                           1,110                   1,110
 Amortization of acquisition-
  related intangibles included
  in:
 Selling, service and
  administration                           377                     377
 Research, development and
  engineering                            2,800                   2,800
                                      --------               ---------
      Subtotal                           3,177                   3,177
                                      --------               ---------
 Non-GAAP net income                 $   9,817              $   11,235
                                      ========               =========
 Basic non-GAAP net income per
  share                              $    0.35              $     0.40
                                      ========               =========
 Diluted non-GAAP net income
  per share                          $    0.34              $     0.39
                                      ========               =========




                 Electro Scientific Industries, Inc.

                     Analysis of FY 2008 Results
                  (Dollars and shares in thousands)
                             (Unaudited)

                                           Three Months    Four Months
                                               Ended          Ended
                                         ----------------- -----------

                                         Sep. 29, Sep. 2,   Sep. 29,
                                           2007     2006       2007
                                         -----------------------------
Sales detail:

 Semiconductor Group                     $38,176  $31,884     $45,742

 Passive Components Group                 23,791   18,661      28,209

 Interconnect Micro-Machining Group       20,351    9,823      25,328
                                         -------- -------- -----------

 Total                                   $82,318  $60,368     $99,279
                                         ======== ======== ===========


Gross margin %                                45%      44%         45%

Selling, service and administration
 expense % (a)                                19%      18%         19%

Research, development and engineering
 expense %                                    13%      15%         14%

Operating income %                             9%      10%          9%

Effective tax rate %                          42%      31%         41%

Average shares outstanding - basic        28,161   29,076      28,268

Average shares outstanding - diluted      28,647   29,243      28,743

End of period employees                      796      636         796

(a) Includes insurance recoveries.




                 Electro Scientific Industries, Inc.

                           FY 2008 Results
                        (Amounts in thousands)
                             (Unaudited)

Financial Position As Of:                  Sep. 29, 2007  Jun. 2, 2007
                                           ------------- -------------

Assets
Current assets:
 Cash and cash equivalents                $      102,795 $     100,462
 Marketable securities                            53,166       124,607
                                           -------------  ------------
     Total cash and securities                   155,961       225,069

 Trade receivables, net                           56,489        55,722
 Income tax refund receivable                      1,085           696
 Inventories                                      91,891        80,981
 Shipped systems pending acceptance                6,714         1,817
 Deferred income taxes, net                       10,214         9,504
 Prepaid and other current assets                  8,314         5,080
                                           -------------  ------------
     Total current assets                        330,668       378,869

Long-term marketable securities                   23,246         3,622
Property, plant and equipment, net                46,782        43,859
Acquired New Wave Research intangible
 assets, net                                      11,744             -
Goodwill                                          12,866         1,442
Deferred income taxes, net                         7,996        11,246
Other assets                                      33,307        26,630
                                           -------------  ------------
     Total assets                         $      466,609 $     465,668
                                           =============  ============

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                         $       16,217 $      13,826
 Accrued liabilities                              28,081        25,465
 Deferred revenue                                 19,365        12,290
                                           -------------  ------------
     Total current liabilities                    63,663        51,581

Income tax liabilities                             7,843         5,757

Shareholders' equity:
Preferred and common stock                       142,160       162,719
Retained earnings                                252,494       245,546
Accumulated other comprehensive income               449            65
                                           -------------  ------------
     Total shareholders' equity                  395,103       408,330
                                           -------------  ------------
     Total liabilities and shareholders'
      equity                              $      466,609 $     465,668
                                           =============  ============


End of period shares outstanding                  27,844        28,766
                                           =============  ============

Total cash and investments                $      179,207 $     228,691
                                           =============  ============




                 Electro Scientific Industries, Inc.

                           FY 2008 Results
                        (Amounts in thousands)
                             (Unaudited)

Consolidated Statements of Cash          Three Months      Four Months
 Flows:                                      Ended            Ended
                                     ---------------------------------

                                     Sep. 29,    Sep. 2,    Sep. 29,
                                        2007       2006        2007
                                     ---------- ---------- -----------

CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net income                          $   5,530  $   6,202   $   6,948
Adjustments to reconcile net income
 to net cash provided by (used in)
 operating activities:
 Depreciation                            2,353      1,969       3,034
 Amortization of intangible assets       3,367          -       3,367
 Stock-based compensation expense        1,044        577       1,239
 Provision for doubtful accounts             -        104           -
 Loss on disposal of property and
  equipment                                  2          -           3
 Insurance recovery on damaged
  equipment                                  -     (1,287)          -
 Deferred income taxes                     (73)     2,711         (73)
Changes in operating accounts:
 (Increase) decrease in trade
  receivables, net                       1,210    (12,723)      6,120
 (Increase) decrease in income tax
  refund receivable                       (389)       592        (389)
 (Increase) decrease in inventories        137     (6,744)     (4,608)
 (Increase) decrease in shipped
  systems pending acceptance            (4,588)       588      (4,897)
 (Increase) decrease in prepaid and
  other current assets                   1,268     (1,716)        947
 Increase (decrease) in accounts
  payable and other liabilities         (6,880)     1,539      (4,849)
 Increase (decrease) in deferred
  revenue                                5,218     (1,162)      5,472
                                     ---------- ---------- -----------
Net cash provided by (used in)
 operating activities                    8,199     (9,350)     12,314
                                     ---------- ---------- -----------

CASH FLOWS FROM INVESTING
 ACTIVITIES
Purchase of property, plant and
 equipment                              (1,907)    (4,285)     (2,473)
Purchase of securities                (134,041)  (135,617)   (167,482)
Proceeds from sale of securities
 and maturing securities               163,156    147,195     219,210
Cash paid for acquisition of New
 Wave Research, net of cash
 acquired                              (36,159)         -     (36,159)
Minority equity investment                   -     (6,000)          -
Insurance recovery                           -      1,287           -
(Increase) decrease in other assets      1,123      1,430      (1,077)
                                     ---------- ---------- -----------
Net cash provided by (used in)
 investing activities                   (7,828)     4,010      12,019
                                     ---------- ---------- -----------

CASH FLOWS FROM FINANCING
 ACTIVITIES
Proceeds from exercise of stock
 options and stock plans                 2,037        665       2,184
Share repurchases                      (18,878)         -     (24,866)
Tax benefits realized from stock
 options exercised                         682         40         682
                                     ---------- ---------- -----------
Net cash provided by (used in)
 financing activities                  (16,159)       705     (22,000)
                                     ---------- ---------- -----------

NET CHANGE IN CASH AND CASH
 EQUIVALENTS                         $ (15,788) $  (4,635)  $   2,333

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                 $ 118,583  $  79,961   $ 100,462
                                     ---------- ---------- -----------

CASH AND CASH EQUIVALENTS AT END OF
 PERIOD                              $ 102,795  $  75,326   $ 102,795
                                     ========== ========== ===========


    CONTACT: ESI

             Chris Butterfield, 503-672-5760